Exhibit 10.2
PINNACLE FINANCIAL PARTNERS, INC.
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and                      (the “Grantee”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan (the “Plan”).
     Section 1. Restricted Stock Award. The Grantee is hereby granted the right to receive                      shares (the “Restricted Stock”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), subject to the terms and conditions of this Agreement and the Plan.
     Section 2. Lapse of Restrictions. Subject to Sections 5 and 9 hereof, the restrictions associated with the shares of Restricted Stock granted pursuant to Section 1 hereof shall lapse at such times (each, a “Vesting Date”) and in the amounts set forth below so long as the Company reports net income greater than $0 in the fiscal year preceding each Date of Vesting noted below:

Cumulative		Cumulative
Percentage Vested	Date of Vesting	Shares Vested
20%	_______________, _______	__________
30%	_______________, _______	__________
40%	_______________, _______	__________
50%	_______________, _______	__________
60%	_______________, _______	__________
70%	_______________, _______	__________
80%	_______________, _______	__________
90%	_______________, _______	__________
100%	_______________, _______	__________
     Should the Grantee become 65 years of age before the last Date of Vesting as noted above then all restrictions with respect to the shares of Restricted Stock granted hereunder which would have otherwise vested subsequent to the Grantee becoming 65 years of age shall lapse in equal increments on each Date of Vesting noted above during the period from the effective date of this Agreement thru the Date of Vesting as noted above which occurs immediately prior to the date the Grantee becomes age 65.
Section 3. Distribution of Restricted Stock. Certificates representing the shares of Restricted Stock that have vested under Section 2 will be distributed to the Grantee as soon as practicable after each Vesting Date; provided, however, that no certificates shall be distributed to the Grantee prior to the lapsing of any restrictions on the transferability of any shares represented by such certificates, including those restrictions on transferability set for in Section 6 hereof resulting from the company’s participation in the Capital Purchase Program (the “CPP”) under the United States Treasury Department’s (the “Treasury”) Troubled Asset Relief Program (the “TARP”).
     Section 4. Voting Rights and Dividends. Prior to the distribution of the Restricted Stock, certificates representing shares of Restricted Stock will be held by the Company (the “Custodian”) in the name of the Grantee. The Custodian will take such action as is necessary and appropriate to enable the Grantee to vote the Restricted Stock. All cash dividends received by the Custodian, if any, with respect to the Restricted Stock will be remitted to the Grantee. Stock dividends issued with respect to the Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock. Notwithstanding the foregoing, no voting rights or dividend rights shall inure to the Grantee following the forfeiture of the Restricted Stock pursuant to Section 5.
     Section 5. Termination/Change of Status. In the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates for any reason, other than death or Disability, all shares of Restricted Stock for which the forfeiture restrictions have not lapsed prior to the date of termination shall be immediately forfeited and Grantee shall have no further rights with respect to such shares of Restricted Stock. In the event that the Grantee’s employment terminates by reason of death or Disability all Restricted Stock shall be deemed vested and the restrictions under the Plan and this Agreement with respect to the Restricted Stock, including the restriction on transfer set forth in Section 6 hereof, shall automatically expire and shall be of no further force or effect, except that the restrictions on transferability set forth in Section 6 hereof resulting from the Company’s participation in the CPP shall continue until such time as such restrictions lapse in accordance with the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance, dated June 15, 2009, as amended from time to time (the “Treasury Regulations”).
     Section 6. No Transfer or Pledge of Restricted Stock. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the later of (i) the date the forfeiture restrictions with respect to such shares have lapsed, if at all, on any Vesting Date, and (ii) the date that the transfer restrictions set forth in the Treasury Regulations shall lapse with respect to such shares of Restricted Stock.
     Section 7. Withholding of Taxes. If the Grantee makes an election under section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the Grantee making prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under section 83(b) of the Code with respect to the Award, upon a Vesting Date with respect to any portion of the Restricted Shares (or property distributed with respect thereto), the Company shall cancel such Restricted Shares (or withhold property) having an aggregate Fair Value, on the date next preceding the Vesting Date, in an amount required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee. The Company shall deduct from any distribution of cash (whether or not related to the Award including, without limitation, salary payments) to the Grantee an amount required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee pertaining to cash payments under the Award (including any cash dividends made in respect of the Shares subject to the Award). For purposes of this Agreement, “Fair Value” means the closing sales price of the Shares on the Nasdaq Global Select Market on such date, or in the absence of reported sales on such date, the closing sales price of the Shares on the immediately preceding date for which sales were reported.
     Section 8. Change of Control. Upon the occurrence of a Change in Control as defined in the Plan, all Restricted Stock shall be deemed vested and the restrictions under the Plan and the Agreement with respect to the Restricted Stock, including the restriction on transfer set forth in Section 6 hereof, shall automatically expire and shall be of no further force or effect.
     Section 9. Stock Subject to Award. In the event that the shares of Common Stock of the Company should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares of Restricted Stock that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.
     Section 10. Impact of Law or Regulations. This agreement and other incentive agreements and arrangements of the Company are subject to Federal law or regulations (including the Treasury Regulations) which may limit or prohibit the Company’s performance of certain provisions, or require repayment to the Company of the value of awards or payments under or require rescission or clawback of vesting, payments or awards under, this Agreement or other incentive agreements or awards with or to the Grantee. By acceptance of the benefits of this Agreement, Grantee agrees and consents to any such requirements or limitations (when applicable) and to the Company’s compliance with such laws or regulations, with respect to this and other incentive agreements or awards.
     Section 11. Stock Power. Concurrently with the execution of this Agreement, the Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the shares of Restricted Stock. Such stock power shall be in the form attached hereto as Exhibit A.
     Section 12. Legend. Each certificate representing Restricted Stock shall bear a legend in substantially the following form:
THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PINNACLE FINANCIAL PARTNERS, INC. 2004 EQUITY INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED STOCK

AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED STOCK REPRESENTED HEREBY AND PINNACLE FINANCIAL PARTNERS, INC. (THE “COMPANY”). THE RELEASE OF SUCH STOCK FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.
     Section 13. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.
     Section 14. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.
     Section 15. Miscellaneous.
          15.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Stock, either orally or in writing, that are not included in this Agreement or the Plan.
          15.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
          15.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.
          145.4 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee’s last known address provided by the Grantee to the Company.
          15.5 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee’s rights under this Agreement and such change is not to the Grantee’s benefit.

          15.6 Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, neither the Restricted Stock nor this Agreement may be assigned or transferred except as otherwise set forth in this Agreement or the Plan.
          15.7 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.
[Signature page to follow.]

     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of                     .

PINNACLE FINANCIAL PARTNERS, INC.:

By:
Name:	Hugh M. Queener
Title:	Chief Administrative Officer and Corporate Secretary

GRANTEE:

By:
Name:

     EXHIBIT A-STOCK POWER
     FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Pinnacle Financial Partners, Inc. (the “Company”),                      shares of the Company’s common stock represented by Certificate No.                     . The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture of any shares issued under the Restricted Stock Agreement dated                      between the Company and the undersigned.
Dated:

Signed:

By:
Name: